FUND ADMINISTRATION SERVICING AGREEMENT
THIS AGREEMENT is made and entered into effective as of November 25, 2019 by and between WILSHIRE MUTUAL FUNDS, INC. a Maryland corporation (the “Corporation”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).
WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and
WHEREAS, the Corporation desires to retain USBFS to provide fund administration services to each series of the Corporation listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator
The Corporation hereby appoints USBFS as administrator of the Corporation on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS
USBFS shall provide the following administration services to each Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers.

(2)	Supply:

a.	Office facilities (which may be in USBFS’, or an affiliate’s, or Fund’s own offices).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Corporation’s board of directors’ (the “Board of Directors” or the “Directors”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board of Directors based on financial and administrative data.

c.	Assist with the selection of the independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Directors and its committees and Fund shareholders.

f.	Recommend dividend declarations to the Board of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board of Directors meetings and present materials for Directors’ review at such meetings.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.

b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Corporation.

(7)
Keep the Corporation’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Corporation or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Directors.

b.	Monitor Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Corporation in connection with (i) any certification required of the Corporation pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Corporation, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.
In order to assist the Corporation in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Corporation’s Chief Compliance Officer with reasonable access to USBFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Corporation.

a.	Monitor applicable regulatory and operational service issues, and update Board of Directors periodically.

(2)	Blue Sky Compliance:

a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.

c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:

a.	Prepare annual update of the Registration Statement.

(1)	prepare, in consultation with Corporation counsel, and supervise and make the filing of annual updates to the Corporation’s registration statements;

(2)	prepare, in consultation with Corporation counsel, and supervise and make the filing of supplements to the Corporation’s registration statements;

(3)	prepare, in consultation with Corporation counsel, and supervise and make the filing of information statements related to a Corporation;

(4)
Prepare and file annual and semiannual shareholder reports and other filings, such as Form N-CEN, Form N-CSR, Form N-Q, Form N-PORT, and Rule 24f-2 notices. As requested by the Fund, prepare and file Form N-PX and Form N-LIQUID.

(5)
prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Corporation as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Corporation’s shares with state securities authorities, monitor the sale of Corporation shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Corporation to make a continuous offering of its shares;

(6)	act as liaison to legal counsel to the Corporation and, where applicable, to legal counsel to the Corporation’s independent Board members;

(7)	provide consultation to the Corporation on regulatory matters relating to the operation of the Corporation as requested and coordinate with the Corporation’s legal counsel regarding such matters; and

(8)
cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Corporation or any Fund.

b.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

c.	File fidelity bond under Rule 17g-1.

d.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

e.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Corporation.

(4)	IRS Compliance:

a.	Monitor the Corporation’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and the independent auditor.

(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Corporation’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)
Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.

(4)	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested Directors and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

3.	License of Data; Warranty; Termination of Rights

A.
USBFS has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligate USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B. The index data services being provided to the Corporation by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Corporation. The provisions in Exhibit B shall not have any effect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.
The Corporation agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Corporation’s use of, or inability to use, the Data or any breach by the Corporation of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

C.
USBFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Corporation agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 under the 1940 Act (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Corporation’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Corporation’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Corporation), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Corporation’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Corporation further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.	Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time by consent of both parties to this Agreement). USBFS shall also be reimbursed for such miscellaneous expenses as set forth on Exhibit C hereto as are reasonably incurred by USBFS in performing its duties hereunder. The Corporation shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Corporation shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Corporation is disputing any amounts in good faith. The Corporation shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Corporation is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Corporation to USBFS shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	The Corporation hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Corporation in accordance with all requisite action and constitutes a valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Corporation, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It will maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the

Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the USBFS services under this Agreement, will provide a certification to such effect upon reasonable request of the Corporation, and will provide certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Corporation.

6.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Corporation shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Corporation, as approved by the Board of Directors of the Corporation, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Corporation, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Corporation harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Corporation may sustain or incur or that may be asserted against the Corporation by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Corporation’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement; or any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergences, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingent plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Corporation shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Corporation, at such times as the Corporation may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Corporation pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.
In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Code, or any successor thereof. Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the Code has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS. USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to USBFS, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services
The Corporation or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Corporation, all records and other information relative to the Corporation and prior, present, or potential shareholders of the Corporation (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Corporation. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Corporation or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Corporation pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Corporation and its shareholders.

9.	Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Corporation, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Corporation and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Corporation or its designee on and in accordance with its request.

10.	Compliance with Laws
The Corporation has and retains primary responsibility for all compliance matters relating to each Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Corporation relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’ services hereunder shall not relieve the Corporation of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

11.	Terms of Agreement; Amendment
This Agreement shall become effective as of the date last written in the signature page and will continue in effect for a period of five (5) years. However, this Agreement may be terminated (in whole or with respect to one or more Funds) by (i) the Corporation, upon giving 90 days prior written notice to USBFS or (ii) USBFS, upon giving 180 days prior written notice to the Corporation, or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the five (5) year period, this Agreement continues until the earliest to occur of (i) the Corporation gives 60 days prior written notice of termination to USBFS or (ii) USBFS, by giving 180 days prior written notice to the Corporation, or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Corporation, and authorized or approved by the Board of Directors.

12.	Early Termination

In the absence of: (i) any material breach of this Agreement, (ii) the liquidation or dissolution of a Fund, or (iii) the merger of a Fund into another Fund serviced under this Agreement, should the Corporation elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the five (5) year term, the Corporation agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all monthly fees for a period constituting the lesser of (i) six months from the date of such termination and (ii) the remainder of the then-current term;

b.	all reasonable fees associated with converting services to successor service provider;

c.	all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all reasonable miscellaneous costs associated with a.-c. above

13.	Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Corporation by written notice to USBFS, USBFS will promptly, upon such termination and at the reasonable expense of the Corporation, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Corporation (if such form differs from the form in which USBFS has maintained the same, the Corporation shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Corporation.

14.	Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Corporation without the written consent of USBFS, or by USBFS without the written consent of the Corporation accompanied by the authorization or approval of the Corporation’s Board of Directors.

15.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services
Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Corporation attorneys, form attorney-client relationships or require the provision of legal advice. The Corporation acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Corporation to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Corporation’s behalf; provided that, without limiting the foregoing, USBFS shall make its legal professionals reasonably available to the Corporation and its other service providers of such informational consultation with respect to issues related to the Corporation as the Corporation may request. The Corporation acknowledges that because no attorney-client relationship exists between in-house USBFS attorneys and the Corporation, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.	Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and notice to the Corporation shall be sent to:
Wilshire Mutual Funds, Inc.
c/o Wilshire Associates Incorporated
Attn: Secretary
1299 Ocean Avenue, Suite 700
Santa Monica, California 90401

With a copy to:

Renee M. Hardt
Vedder Price P.C.
222 N. LaSalle Street
Chicago, Illinois 60601
Facsimile: (312) 609-5005
E-Mail: rhardt@vedderprice.com

21.	Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
(Signatures on the Following Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

WILSHIRE MUTUAL FUNDS, INC.        U.S. BANCORP FUND SERVICES, LLC
By:    /s/Jason Schwarz                By:    /s/ Jeanine M. Bajczyk
Name:    Jason Schwarz                    Name:     Jeanine M. Bajczyk
Title:    President                    Title:     Senior Vice President
Date:    11/12/19                    Date:     11/15/19

Exhibit A
to the
Fund Administration Servicing Agreement

Fund Names

Separate Series of WILSHIRE MUTUAL FUNDS, INC.

Name of Series

1.    Large Company Growth Portfolio
2.    Large Company Value Portfolio
3.    Small Company Growth Portfolio
4.    Small Company Value Portfolio
5.    Wilshire 5000 Index Fund
6.    Wilshire International Equity Fund
7.    Wilshire Income Opportunities Fund

Exhibit B to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

•	The Corporation shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•
The Corporation shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•
The Corporation shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET. Further, the Corporation shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•
The Corporation shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Corporation’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Corporation shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•
The Corporation shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Corporation.

•	The Corporation shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

•
The Corporation shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit B (continued) to the Fund Administration Servicing Agreement

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit C
to the
Fund Administration Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule
Annual Fee Based Upon Average Net Assets in the Fund Complex (assumes [ ] funds, [ ] classes, and $[ ] billion)*
[ ]basis points on the first $[ ] billion
[ ] basis points on the next $[ ] billion
[ ] basis points on the balance
Minimum Annual Fee: $[ ] for the fund complex

▪	Base Fee: $[ ] for each additional fund over [ ] funds

▪	Additional fee of $[ ] for each additional class over [ ] classes, additional sub-advisors over [ ], and any Controlled Foreign Corporation (CFC)

▪
USBFS shall waive up to $[ ] of the first year annual fees for the Fund Complex in an amount equal to the actual, documented out-of-pocket costs paid by the Fund Complex to its prior service providers for expenses directly related to the conversion to USBFS prior to the first anniversary of the effective date of the Agreement. The $[ ] maximum waiver shall apply to all fees for all services provided by USBFS to the Fund Complex and shall be allocated to the fees owed to USBFS in the sole discretion of USBFS.

Services Included in Annual Fee Per Fund

▪	Advisor Information Source – On-line access to portfolio management and compliance information.

▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

▪	U.S. Bank Legal Administration (e.g., registration statement update)

▪	CoreTax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services

▪	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps

▪	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds,

▪	$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

▪	$[ ] – Interest Rate Swaps, Foreign Currency Swaps

▪	$[ ] – Bank Loans

▪	$[ ] – Swaptions, Intraday money market funds pricing, up to 3 times per day

▪	$[ ] – Credit Default Swaps

▪	$[ ] per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action and Factor Services (security paydown)

▪	$[ ] per Foreign Equity Security per Month

▪	$[ ] per Domestic Equity Security per Month

▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for each security)

▪	$[ ] per security per month for fund administrative data
SEC Modernization Requirements

▪	Form N-PORT – $[ ] per year, per Fund

▪	Form N-CEN – $[ ] per year, per Fund
Chief Compliance Officer Support Fee

▪	$[ ]per year for all fund complex (WAIVED)

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Third-Party Vendor Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, and conversion expenses (if necessary). Travel related costs will be waived.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.
In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

*Subject to annual CPI increase, starting January 2024 – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Administration & Portfolio Compliance
(Additional Services Fee Schedule)
Transfer In-Kind

▪	Tax Free Transfer In-Kind Cost Basis Tracking* – $[ ] per sub-account per year
Daily Compliance Services (if required)

▪	Base fee – $[ ] per fund per year (WAIVED)

▪	Setup – $[ ] per fund group (WAIVED)
Section 18 Compliance Testing

▪	$[ ] set up fee per fund complex

▪	$[ ] per fund per month
Section 15(c) Reporting

▪	$[ ] per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting

-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-    Performance reporting package: Peer Comparison Report

▪	Additional 15c reporting is subject to additional charges

▪	Standard data source – Morningstar; additional charges will apply for other data services
Equity & Fixed Income Attribution Reporting

▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services

▪	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $[ ] per year

▪	Additional Capital Gain Dividend Estimates – (First two included in core services) – $[ ] per additional estimate

▪	State tax returns - (First two included in core services) – $[ ] per additional return
Tax Reporting – MLP C-Corporations
Federal Tax Returns

▪	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $[ ]

▪	Prepare Federal and State extensions (If Applicable) – Included in the return fees

▪	Prepare provision estimates – $[ ] Per estimate

State Tax Returns

▪	Prepare state income tax returns for funds and blocker entities – $[ ]per state return

−	Sign state income tax returns – $[ ] per state return

−	Assist in filing state income tax returns – Included with preparation of returns

▪	State tax notice consultative support and resolution – $[ ] per fund

Additional Regulatory Administration Services

▪	Subsequent new fund launch – $[ ] per fund

▪	Subsequent new share class launch – $[ ] per project

▪	Multi-managed funds – as negotiated based upon specific requirements

▪	Proxy – as negotiated based upon specific requirements

The Fund start-up and registration services project fee is paid for by the advisor and not the Fund(s). This fee is not able to be recouped by the advisor under an expense waiver limitation or similar agreement. Fund startup and registration service fees are billed [ ]% following the selection of U.S. Bank and [ ]% [ ] days after the preliminary registration statement is filed with the SEC filings.

Extraordinary services – negotiated based upon specific requirements

▪	Multi-managed funds, proxy, expedited filings, asset conversion, fulcrum fee, exemptive applications

BookMark Electronic Board Book Portal

▪	U.S. Bank will establish a central, secure portal for Board materials using a unique client board URL.

▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.

▪	Features password-protected, encrypted servers with automatic failover.

▪	Training and ongoing system support.

▪	Accessible from your smart phone or iPad.

▪	Allows multiple users to access materials concurrently.

▪	Searchable archive.

▪	Ability to make personal comments.

Annual Fee per Trust

▪	0 – 10 users – $[ ]

▪	10 – 20 users – $[ ]

▪	20 – 30 users – $[ ]

▪	30 – 40 users – $[ ]
Diligent Boardbooks
▪  Online portal to access board book documents. Each user will receive both online and offline capability access
▪  Minimum fee (includes 1 board, 4 committee and 15 users)
▪  15 users may consist of any combination of Board Members/ Executives and Administrators
▪  Accessing Entities and Individuals                                                 Installation Fee       Annual Fee
        Affiliate Package                                                                             $[ ]                     $[ ]
        Additional Boards                                                                           $[ ]                       $[ ]
        Additional Committees/Meeting Groups                                         $[ ]                         $[ ]
        Additional Online & Offline Users (Board Members/Execs)            $[ ]                        $[ ]
        Online and Offline Users (Administrative)                                       $[ ]                       $[ ]